EXHIBIT (c)(6)
Valuation Update December 2008 I N V E S T M E N T B A N K I N G G R O U P PROJECT DICKENS

Section Overview of Dickens 1 Overview of Balance Sheet 2 Valuation Metrics 3 Table of Contents Disclaimer: Janney Montgomery Scott LLC prohibits its employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change

Overview of Dickens

Introduction Headquartered in Gardena, California, Dickens provides information technology hardware and software products and services. On July 9, 2008, the Company sold a majority interest (80.5%) of its wholly-owned subsidiary, En Pointe Global Services (“EPGS”) to Allied Digital Services Limited (“ADSL”), a publicly traded company on the Bombay Stock Exchange, for (i) $10 million in cash and (ii) 745,000 shares of ADSL’s restricted stock. In connection with the sale of EPGS, the Company transferred a majority of its information technology services business, including related employees and contracts, so that Dickens currently operates primarily as a value-added reseller of computer hardware and software products. As a basis for discussing valuation, the following pages in this introduction summarize the Company’s historical and projected financial performance. The pro forma historical data for Dickens was prepared to reflect the sale of 80.5% of the Services business. The projected financial data for Dickens was prepared by the Company. Janney has assumed the projections were reasonably prepared on bases reflecting the best currently available estimates, and is not opining as to the reasonableness of Dicken’s projections.

Historical Income Statement - Actual

($ in 000's)

	Actual Fiscal Year Ending 9/30,							
	2005		2006		2007		2008	
	$	%	$	%	$	%	$	%
Sales								
Products	$279,325	85%	$276,736	85%	$299,335	86%	$260,004	87%
Services	49,007	15%	46,997	15%	47,791	14%	40,458	13%
Total	328,332	100%	323,733	100%	347,126	100%	300,462	100%
Cost of Sales								
Products	258,516	93%	253,765	92%	274,128	92%	233,291	90%
Services	34,758	71%	30,318	65%	29,447	62%	23,332	58%
Total	293,274	89%	284,083	88%	303,575	87%	256,623	85%
Gross Profit	35,058	11%	39,650	12%	43,551	13%	43,839	15%
Operating Expenses:	35,935	11%	39,435	12%	42,436	12%	52,669	18%
Operating Income	(877)	0%	215	0%	1,115	0%	(8,830)	-3%
Plus: D&A	1,110	0%	1,491	0%	2,492	1%	2,578	1%
EBITDA	$233	0%	$1,706	1%	$3,607	1%	($6,252)	-2%

Growth:	2006	2007	2008
Revenue			
Products	-0.9%	8.2%	-13.1%
Services	-4.1%	1.7%	-15.3%
Total	-1.4%	7.2%	-13.4%
Gross Profit	13.1%	9.8%	0.7%
Operating Income	NM	418.6%	NM
EBITDA	632.2%	111.4%	NM

COMMENTARY

- Sales have been relatively flat over the past several years, although down over 10% in 2008.
- Gross profit margin has increased in recent years, driven by the services segment.
- Operating expenses were materially higher in 2008, primarily for wage-related reasons, together with above average reserves and provisions.
- As a result, the Company in 2008 experienced a material operating loss after several years of modest operating income.

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One-Year Stock Price Performance $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 Dec-07 Feb-08 Apr-08 Jun-08 Aug-08 Oct-08 Dec-08 0.00 0.02 0.04 0.06 0.08 0.10 0.12 0.14 0.16 0.18 Volume (000’s)

Relative Stock Price Performance Note: Peer Group consists of: GTSI, NSIT, MALL, PCCC, PMRY -90.0% -80.0% -70.0% -60.0% -50.0% -40.0% -30.0% -20.0% -10.0% 0.0% 10.0% 12/21/07 2/21/08 4/21/08 6/21/08 8/21/08 10/21/08 12/21/08 En Pointe Peer Group NASDAQ 7 Boston New York Philadelphia Pittsburgh Washington D.C.

Historical and Projected Income Statement — Pro Forma ($ in 000’s) PF Fiscal Year Ending 9/30, 2007 2008 2009P 2010P 2011P $ % $ % $ % $ % $ % Sales Products $299,335 98% $259,899 97% $216,921 95% $230,440 93% $253,277 94% Services 6,614 2% 6,829 3% 10,977 5% 17,100 7% 17,290 6% Total 305,949 100% 266,728 100% 227,898 100% 247,540 100% 270,567 100% Cost of Sales Products 274,128 92% 233,166 90% 189,946 88% 202,898 88% 223,585 88% Services 4,466 68% 4,356 64% 6,792 62% 12,447 73% 12,622 73% Total 278,594 91% 237,522 89% 196,738 86% 215,345 87% 236,206 87% Gross Profit 27,354 9% 29,206 11% 31,160 14% 32,195 13% 34,361 13% Operating Expenses 27,834 9% 33,391 13% 32,624 14% 31,958 13% 32,973 12% Operating Income (480) 0% (4,185) -2% (1,464) -1% 237 0% 1,388 1% Plus: D&A 2,000 1% 2,578 1% 2,300 1% 2,300 1% 2,300 1% EBITDA $1,520 0% ($1,607) -1% $836 0% $2,537 1% $3,688 1% Growth: Revenue 8 Boston New York Philadelphia Pittsburgh Washington D.

9 Boston New York Philadelphia Pittsburgh Washington D.C. Calculation of Pro Forma Adjustments — 2007 & 2008 Revenues (Sources: 10-K, 10-Q’s) Includes 100% of product revenues Includes 100% of service revenues from subsidiaries (Ovex Tech, PBPO, En Pointe India) Cost of Sales (Sources: 10-K, 10-Q’s) Includes 100% of product costs Includes 100% of service costs from subsidiaries (Ovex Tech, PBPO, En Pointe India) Operating Expenses (Sources: 10-K, 10-Q’s, Company schedules) S&M Products — includes 100% of S&M Products and Software expenses S&M Services — includes 100% of S&M expenses from subsidiaries (Ovex Tech, PBPO, En Pointe India) G&A — includes 100% of Products and Software G&A plus 19.5% of Services G&A Depreciation and Amortization (Sources: 10-K, 10-Q’s) PF 2007 Adjustment: Reduction of D&A to $2 million to reflect sale of services business PF 2008 Adjustments: $6.889M (Source: Company)

Additional Considerations Allied Digital Services Ltd. (ADSL) Equity Investment: Stock has devalued substantially from July 9, 2008 (closing date of transaction — Rs. 904 / share) to current (Rs. 243 / share) Exchange rate has declined from Rs. 42 / Dollar to Rs. 49.75 / Dollar As a result, the value of ADSL stock has declined from over $14 million to $2.2 million The stock is restricted for 1 year, and trades less than 1,000 shares per day, which equates to over 3 years to liquidate 745,000 shares in the open market (and puts further downward pressure on the stock price). Factors pressuring business: Declining revenue due to pressure on customers given the current state of the economy Margin contraction due to pricing and payment term negotiations with customers May have to incur $2 million write-off in respect to land investment in Pakistan, or commit additional funds Revenue at risk Customer Revenue At Risk State of Washington $26.0 City of Los Angeles 5.0 County of Los Angeles 23.0 Washington Mutual Bank 10.0 Deutsche Bank 10.0 Johnson Control 2.5 Department of Defense 17.0 Country Wide 3.0 Salvation Army 5.0 Taco Bell / Yums 2.0 Relation funding 7.0 Total $110.5 10 Boston New York Philadelphia Pittsburgh Washington D.C.

Overview of Balance Sheet

Introduction Analytically, and depending upon the circumstances, a company and its balance sheet can be considered to consist of two distinct pieces: An ongoing, underlying business, with a balance sheet appropriate to that business; and Other excess, non-operating assets FMV and Janney agree that, depending upon the composition of a particular company’s balance sheet, it may be appropriate to add back certain excess balance sheet items to the ongoing, underlying value of a company in order to reach its total fair value. Excess, non-operating assets can be “added back” to the value of the ongoing business to arrive at a total fair purchase value. Assets that support the operations of an ongoing business are not added back; they support and are an essential part of that Company’s continuing business and are included as part of the valuation of the company itself. A particular balance sheet item can be considered either a part of ongoing operations, or excess and an add-back, but it cannot be considered both. It is one or the other. 12 Boston New York Philadelphia Pittsburgh Washington D.C.

Potential Add-Backs

- There are eight items that have been raised as constituting possible add-backs:

Item	Book Value	Market Value	Mkt. Val. / Share
Balance Sheet Items:			
ADSL Stock (1)	$7,955	$2,219	$0.28
Boom J Stock (2)	375	278	$0.04
CA Republic Bank Stock (3)	500	338	$0.04
19.5% interest in EPGS (4)	1,824	1,824	$0.23
Cash (5)	3,691	3,691	$0.47
EPGS Due from Affiliate (6)	3,586	3,586	$0.45
	$17,931	$11,936	$1.51
Non-Balance Sheet Items:			
Options Exercise Proceeds (7)	$1,516	$1,516	$0.19
ADSL Receivable (8)	2,000	2,000	$0.25
	$3,516	$3,516	$0.44

Note: Assumes 7,919 fully diluted shares (7,183 basic shares and 737 in-the-money-options at $2.75 per share)

(1) 745,000 shares at 243 rupees per share; exchange rate: 49.75 rupees / USD; 40% liquidity discount
(2) 535,715 shares at $0.90 per share; 30% liquidity discount
(3) 50,000 shares at $7.95 per share; 30% liquidity discount
(4) Book Value of remaining interest in EPGS business
(5) Cash removed to reflect "no cash" balance sheet
(6) Amount due from EPGS as repayment of cash lent to EPGS to support working capital needs of EPGS
(7) Proceeds from the exercise of in-the-money options, exclusive of those held by Bob and Maureen Din
(8) Receivable due from ADSL in connection with sale of EPGS; not on 9/30 balance sheet but will be treated as a possible off-balance sheet addback

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14 Boston New York Philadelphia Pittsburgh Washington D.C. Determining an Appropriate Balance sheet But how does one determine which of a company’s assets are excess and possible add-backs, and which are part of ongoing operations? The key issue is what sort of balance sheet is appropriate to support the ongoing operations of a company. Every industry and company are different, but information can be gained from a review of two sets of data: A company’s historical balance sheet; and The balance sheets of comparable companies Unfortunately, we do not have access to meaningful information about Dickens’ historical pro forma balance sheet; all of the historical results (but for 9/30) reflect the operations of both the product and service businesses.

Comparable Company Balance Sheets However, we do have access to the balance sheets of other IT “product” companies that are comparable to Dickens’ retained business. Current assets / current liabilities, a measure of liquidity, ranges from 1.18x to 2.09x, but averages around 1.60x. Debt / total capitalization, a measure of leverage, ranges from 8.2% to 40.4%, but averages around 25.0%. Total liabilities / Book, a measure of leverage, ranges from .68x to 2.75x, but averages around 1.60x. Current Current Total Total Market Debt / Total Liab. / Company Name Assets Liab. Liab. Debt Cap SE CA / CL Total Cap Book GTSI Corp. $273 $214 $220 $17 $59 $80 1.27x 17.5% 274.7% PC Mall Inc. 238 188 $193 59 54 94 1.26x 38.4% 204.4% Insight Enterprises Inc. 1,125 825 $1,042 381 216 564 1.36x 40.4% 184.9% PC Connection, Inc. 314 146 $161 21 135 238 2.15x 8.2% 67.6% Pomeroy IT Solutions Inc. 159 79 $79 14 43 92 2.02x 13.1% 85.7% Average $422 $290 $339 $98 $101 $214 1.61x 23.5% 163.4% Median $273 $188 $193 $21 $59 $94 1.36x 17.5% 184.9% 15 Boston New York Philadelphia Pittsburgh Washington D.C.

Set forth below are the Company’s actual balance sheet as of September 30, 2008 and as adjusted to reflect all of the add-backs being discussed. Actual Pro Forma 9/30/2008 Adj. 9/30/2008 Cash (1) 3,691 (3,691) 0 Restricted cash 10 10 Accounts receivable, net 35,448 35,448 Due from affiliate (2) 3,586 (3,586) 0 Inventories, net 5,858 5,858 Prepaid expenses and other current assets 1,294 1,294 Total current assets 49,887 (7,277) 42,610 depreciation and amortization 4,202 4,202 13,709 (10,654) 3,055 Total assets 67,798 (17,931) 49,867 Current assets: Property and equipment, net of accumulated Other assets (3) (4) (5) (6) Actual and Adjusted Balance Sheet Actual Pro Forma 9/30/2008 Adj. 9/30/2008 Accounts payable, trade 15,817 15,817 Borrowings under line of credit 7,840 7,840 Accrued liabilities 9,798 9,798 Accrued taxes and other liabilities 6,252 6,252 Total current liabilities 39,707 0 39,707 475 475 Total liabilities 40,182 0 40,182 1,962 1,962 25,654 (17,931) 7,723 Total liabilities and stockholders’ equity 67,798 (17,931) 49,867 Total stockholders’ equity (7) Current liabilities: Long term liabilities Non-controlling interest (1) Cash removed to reflect “no cash” balance sheet (2) Amount due from EPGS (3) BoomJ stock — $375K, CA Republic Bank $500K (4) Already reduced due to installment sale treatment — $2M receivable (5) After adjusting for loss of affiliate (6) Book value of ADSL stock as of 9/30/2008 (7) Equity reduced to offset adjustments listed above. 16 Boston New York Philadelphia Pittsburgh Washington D.C.

Balance Sheet — Summary Ratio Analysis Set forth below are the selected balance sheet ratios for the comparable company group, discussed earlier, as well as for the adjusted and unadjusted balance sheets. The actual/unadjusted balance sheet generally matches up well with industry averages. Supports the proposition that Dickens does not have excess liquidity, and that the current balance sheet, without adjustments or add-backs, is appropriately sized for the retained business. The adjusted balance sheet, on other hand, is generally outside of the range, at times dramatically. CA / CL is lower than the comparable company low — a negative factor. Debt / Total Cap is much higher than the comparable company high — a negative factor. Total Liabilities / Book is much higher than the comparable company high — a negative factor. Debt / Total Liab. / Company Name CA / CL Total Cap Book Comparable Company — Avg. 1.61x 23.5% 163.4% Comparable Company — High/Low 1.26x 40.4% 274.7% Actual / Unadjusted 1.26x 24.5% 156.6% All Adjustments 1.07x 51.8% 520.3% 17 Boston New York Philadelphia Pittsburgh Washington D.C.

Adjusted Balance Sheet — Selected Add-backs A logical approach between the adjusted and unadjusted balance sheets would retain the (i) unrestricted cash and (ii) due from affiliate — EPGS (which is in essence just cash that has been lent short-term) (the “Selected Adjustments”), but treat as add-backs the three classes of stock, the ADSL receivable and the 19.5% interest in EPGS. This approach recognizes that the Company cannot operate stripped of its cash, but treats as appropriate add-backs illiquid assets and proceeds of the sale. The resulting balance sheet is by no means overcapitalized, but it can support ongoing operations. Actual Pro Forma 9/30/2008 Adj. 9/30/2008 Cash (1) 3,691 3,691 Restricted cash 10 10 Accounts receivable, net 35,448 35,448 Due from affiliate (2) 3,586 3,586 Inventories, net 5,858 5,858 Prepaid expenses and other current assets 1,294 1,294 Total current assets 49,887 0 49,887 depreciation and amortization 4,202 4,202 13,709 (10,654) 3,055 Total assets 67,798 (10,654) 57,144 Current assets: Property and equipment, net of accumulated Other assets (3) (4) (5) (6) Debt / Total Liab. / Company Name CA / CL Total Cap Book Comparable Company — Avg. 1.61x 23.5% 163.4% Comparable Company — High/Low 1.26x 40.4% 274.7% Actual / Unadjusted 1.26x 24.5% 156.6% All Adjustments 1.07x 51.8% 520.3% Selected Adjustments 1.26x 35.7% 267.9% Actual Pro Forma 9/30/2008 Adj. 9/30/2008 Accounts payable, trade 15,817 15,817 Borrowings under line of credit 7,840 7,840 Accrued liabilities 9,798 9,798 Accrued taxes and other liabilities 6,252 6,252 Total current liabilities 39,707 0 39,707 475 475 Total liabilities 40,182 0 40,182 1,962 1,962 25,654 (10,654) 15,000 Total liabilities and stockholders’ equity 67,798 (10,654) 57,144 Total stockholders’ equity (7) Current liabilities: Long term liabilities Non-controlling interest 18 Boston New York Philadelphia Pittsburgh Washington D.C.

Valuation Metrics

Introduction to Valuation Methodologies In valuing a company, reference is often made to three widely accepted valuation methodologies: Comparable Company Analysis — analyzes the financial and stock market performance of comparable publicly traded companies. Comparable Transaction Analysis — calculates the multiples and premiums at which comparable mergers and acquisitions have taken place. Discounted Cash Flow Analysis — determines a company’s ability to generate future free cash flow. These three methodologies are applied, as appropriate, to a company’s historical and projected financial results. In addition, in public transactions, reference is also made to an analysis of the premium paid over the recent trading range of the target’s stock. The results of these analyses provide the principal support for a valuation; however, other factors and analyses are considered, including ones not purely mathematical in nature. 20 Boston New York Philadelphia Pittsburgh Washington D.C.

Comparable Company Analysis

Comparable Company Analysis Comparable company analysis looks at the financial and stock market performance of comparable publicly traded companies. Through reference to various earnings, cash flow and balance sheet multiples, it is possible to “imply” a composite reference valuation range. Comparable company analysis is therefore important. The selection of appropriate comparable companies is often a difficult task. However, we believe that the following companies represent an appropriate comparable company group for the Company. GTSI Insight Enterprises PC Connection PC Mall Pomeroy IT Systems 22 Boston New York Philadelphia Pittsburgh Washington D.C.

Summary Values and Multiples

- The group's multiples reflect the current pressure on IT budgets, as well as their modest gross profit and operating margins. Each of the companies has experienced a substantial decline in stock price over the past year.
  - ✓ Floorplan financing arrangements for all peer group companies has been included as debt for purposes of enterprise value calculations

As of December 18, 2008
($ in millions, except per share data)

			Market Statistics			Valuation Benchmarks (1)(2)				
			Stock	Market Cap.	Enterprise Value (3)	Price /	Price /	EV / Revenue		
Company	Ticker	MRQ	Price	($MM)	($MM)	Book	Tan. Bk.	LTM	2008E	2009E
GTSI Corp.	GTSI	09/30/08	$6.00	$59	$76	0.73x	0.73x	0.10x	N/A	N/A
PC Mall Inc.	MALL	09/30/08	4.02	54	109	0.57x	0.88x	0.08x	0.08x	0.07x
Insight Enterprises Inc.	NSIT	09/30/08	4.73	216	524	0.38x	0.57x	0.11x	0.11x	0.11x
PC Connection, Inc.	PCCC	09/30/08	5.00	135	110	0.57x	0.75x	0.06x	0.06x	0.06x
Pomeroy IT Solutions Inc.	PMRY	10/05/08	3.55	43	38	0.46x	0.47x	0.06x	N/A	N/A
High						0.73x	0.88x	0.11x	0.11x	0.11x
Average						0.54x	0.68x	0.08x	0.08x	0.08x
Median						0.57x	0.73x	0.08x	0.08x	0.07x
Low						0.38x	0.47x	0.06x	0.06x	0.06x

	EV / EBITDA			EV/EBIT			PE Multiple				Next 5 Yr Growth	PEG RATIO
Company	LTM	2008E	2009E	LTM	2008E	2009E	2007	LTM	2008E	2009E	Rate	(4)
GTSI Corp.	7.35x	N/A	N/A	11.76x	N/A	N/A	NM	16.65x	N/A	N/A	N/A	N/A
PC Mall Inc.	3.36x	3.15x	2.81x	4.07x	N/A	N/A	4.45x	4.13x	4.06x	3.47x	15%	0.23
Insight Enterprises Inc.	3.21x	3.21x	3.44x	4.21x	4.75x	4.48x	2.97x	3.81x	3.70x	3.50x	13%	0.28
PC Connection, Inc.	2.76x	2.55x	2.32x	3.33x	N/A	N/A	5.79x	6.60x	5.88x	5.00x	10%	0.50
Pomeroy IT Solutions Inc.	NM	N/A	N/A	NM	N/A	N/A	NM	NM	N/A	N/A	N/A	N/A
High	7.35x	3.21x	3.44x	11.76x	4.75x	4.48x	5.79x	16.65x	5.88x	5.00x	15%	0.50
Average	4.17x	2.97x	2.86x	5.84x	4.75x	4.48x	4.40x	7.80x	4.55x	3.99x	13%	0.34
Median	3.28x	3.15x	2.81x	4.14x	4.75x	4.48x	4.45x	5.36x	4.06x	3.50x	13%	0.28
Low	2.76x	2.55x	2.32x	3.33x	4.75x	4.48x	2.97x	3.81x	3.70x	3.47x	10%	0.23

	Revenue Growth				Gross Profit Margins			EBITDA Margins					Net Income Margins				
	Calendar Year																
Company	2006	2007	2008E	2009E	2006	2007	LTM	2006	2007	LTM	2008E	2009E	2006	2007	LTM	2008E	2009E
GTSI Corp.	-3%	-16%	N/A	N/A	13%	14%	13%	0%	1%	1%	N/A	N/A	0%	0%	0%	N/A	N/A
PC Mall Inc.	1%	21%	16%	3%	12%	12%	13%	1%	2%	2%	2%	3%	0%	1%	1%	1%	1%
Insight Enterprises Inc.	23%	34%	3%	-1%	13%	14%	14%	4%	3%	3%	3%	3%	2%	2%	1%	1%	1%
PC Connection, Inc.	13%	9%	1%	3%	12%	12%	12%	2%	2%	2%	2%	3%	1%	1%	1%	1%	1%
Pomeroy IT Solutions Inc.	-13%	-1%	N/A	N/A	16%	14%	15%	1%	-2%	-2%	N/A	N/A	1%	-9%	-4%	N/A	N/A

Footnotes
(1) Operating results exclude all non-recurring charges and gains, 40% tax-adjusted.
(2) Multiples for EV/Rev, EV/EBITDA, and P/E greater than 15.0x, 60.0x, and 70.0x, respectively, are not considered meaningful.
(3) Enterprise Value = Market Capitalization - Cash + Total Debt
(4) PEG Ratio calculated using 2008 PE over 5 Yr Growth Rate.

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Comparable Company Implied Share Price Although revenue multiples are not key determinants, they do provide one view of value. 2008 Revenue: $266,728 An analysis of Enterprise Value based on 2008 and 2009 operating income and EBITDA multiples leads to negative equity valuations; in other words, the Company is viewed as worth less than its outstanding net debt. 2009P EBITDA: $836 Notes: Assumes cash balance of $3,691, debt balance of $8,315 and minority interest of $1,962 Enterprise Equity Price per Multiples Value Value Share High 0.11x $28,212 $21,626 $2.73 Average 0.08x 21,484 14,898 1.88 Median 0.08x 20,664 14,078 1.78 Low 0.06x 16,229 9,643 1.22 Enterprise Equity Price per Multiples Value Value Share High 4.2x $3,508 ($3,078) ($0.39) Average 3.9x 3,261 (3,325) (0.42) Median 4.1x 3,401 (3,185) (0.40) Low 3.4x 2,873 (3,713) (0.47) Notes: Assumes cash balance of $3,691, debt balance of $8,315 and minority interest of $1,962 Assumes 7,919 fully diluted shares (7,183 basic shares and 737 in-the-money-options at $2.75 per share) 24 Boston New York Philadelphia Pittsburgh Washington D.C.

Comparable Company Implied Share Price — Book Value Like revenue multiples, book value multiples are not key determinants but provide an additional data point. Actual Book: $25,654 Adjusted Book: $7,723 Selected Adjustments Book: $15,000 Notes: Assumes cash balance of $3,691, debt balance of $8,315 and minority interest of $1,962 Enterprise Equity Price per Multiples Value Value Share High 0.7x $25,370 $18,784 $2.37 Average 0.5x 20,546 13,960 1.76 Median 0.6x 21,198 14,612 1.85 Low 0.4x 16,401 9,815 1.24 Enterprise Equity Price per Multiples Value Value Share High 0.7x $12,241 $5,655 $0.71 Average 0.5x 10,789 4,203 0.53 Median 0.6x 10,985 4,399 0.56 Low 0.4x 9,541 2,955 0.37 Enterprise Equity Price per Multiples Value Value Share High 0.7x $17,569 $10,983 $1.39 Average 0.5x 14,749 8,163 1.03 Median 0.6x 15,130 8,544 1.08 Low 0.4x 12,325 5,739 0.72 Assumes 7,919 fully diluted shares (7,183 basic shares and 737 in-the-money-options at $2.75 per share) 25 Boston New York Philadelphia Pittsburgh Washington D.C.

Comparable Transaction Analysis

Comparable Transaction Analysis Comparable transaction analysis is conducted in much the same way as the comparable company analysis, but makes reference to comparable mergers and acquisitions. Comparable transaction analysis attempts to identify what “multiples” acquirors have been willing to pay in comparable transactions. Data from completed transactions must be evaluated in the context of the market conditions prevailing at the time of acquisition and then adjusted to reflect current market conditions. Comparable transactions are particularly meaningful when evaluating 100% disposition, or acquisition, of controlling or strategic stakes. We have limited our analysis to deals announced in 2008 as we believe the drastically different economic conditions has made the usefulness of the data from earlier deals limited at best. Set forth on the following pages are comparable transactions for which some amount of valuation data was available. 27 Boston New York Philadelphia Pittsburgh Washington D.C.

Comparable Transaction Analysis There are a limited number of relevant comparable transactions, i.e. recent acquisitions of companies with businesses similar to Dickens. ($ in millions) Ann. Enterprise Enterprise Value Date Target Acquiror Value Rev EBITDA EBIT Rev EBITDA EBIT 09/19/08 eTelecare Global Solutions, Inc. Providence Equity Partners, Ayala Corp. $255.7 $285.0 $31.2 $11.6 0.9x 8.2x 22.0x 08/27/08 SI International, Inc. Serco, Inc. 510.3 555.5 44.0 35.2 0.9x 11.6x 14.5x 08/11/08 Zones, Inc. CEO and Investor Group 97.9 698.9 20.2 18.5 0.1x 4.9x 5.3x 05/13/08 Electronic Data Systems Corporation Hewlett-Packard Company 13,304.5 22,275.0 2,755.0 964.0 0.6x 4.8x 13.8x 03/05/08 Iomega Corp. EMC Corporation 147.3 336.6 12.5 9.3 0.4x 11.8x 15.9x 01/03/08 Optimus Solutions Softchoice Corporation 38.1 140.0 NA NA 0.3x NA NA.8x 5.3x Average 0.5x 8.3x 14.3x Median 0.5x 8.2x 14.5x High 0.9x 11.8x 22.0x (1) (1) In our opinion, the Zones transaction is the only true comparable transaction. It should be noted that the deal was repriced from $8.50 per share to $7.00 to reflect primarily general economic conditions and softness in the business. 28 Boston New York Philadelphia Pittsburgh Washington D.C.

Comparable Transactions Implied Share Price As with revenue, multiplying the Company’s projected 2009 EBITDA by a range of multiples derived from the comparable transactions’ 2008 multiples results in negative or marginal equity values. 2009 EBITDA: $836 thousand If current results (i.e. EBITDA of $836 thousand) are referenced, even the use of multiples that are clearly above market (e.g. 11.8x) results in a very modest per share value. Notes: Assumes cash balance of $3,691, debt balance of $8,315 and minority interest of $1,962 Assumes 7,182 basic shares outstanding and 386 in-the-money options (exclusive of 350 options owned by Bob and Naureen Din) Enterprise Equity Price per Multiples Value Value Share High 11.8x $9,864 $3,278 $0.41 Average 8.3x 6,905 319 0.04 Median 8.2x 6,862 276 0.03 Low 4.8x 4,038 (2,548) (0.32) 29 Boston New York Philadelphia Pittsburgh Washington D.C.

Market EBITDA Multiples Implied Price Because there is only one particularly relevant transaction (Zones), it is helpful to look at current “market” multiples. As a point of reference, the Zones transaction is at 4.9x EBITDA. This analysis also results in negative equity values. 2009 EBITDA: $836 thousand Notes: Assumes cash balance of $3,691, debt balance of $8,315 and minority interest of $1,962 Assumes 7,919 fully diluted shares (7,183 basic shares and 737 in-the-money-options at $2.75 per share) Standard Enterprise Equity Price per Multiples Value Value Share 7.0x $5,853 ($733) ($0.09) 6.0x 5,017 (1,569) (0.20) 5.0x 4,181 (2,405) (0.30) 4.0x 3,344 (3,242) (0.41) 30 Boston New York Philadelphia Pittsburgh Washington D.C.

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis Discounted cash flow (“DCF”) analysis values a company’s ability to generate future free cash flow. A DCF analysis involves the development of a model to project the income statement and free cash flows of the Company. Projections are usually made for a period of four to six years and the resulting cash flows are discounted, at an appropriate rate, to present value. Dickens provided projections for the years 2009 through 2011 and Janney estimated 2012 and 2013. The terminal value is also discounted to present value and serves as a proxy for the annuity represented by the continuing free cash flow of the business. The result is the net present value of cash flows to all providers of capital. In general, a range of discount rates and a range of exit multiples are used to calculate a range of values. The value from a DCF analysis should be close to the intrinsic value of the company since it does not include the benefit of synergies that may be available to a strategic buyer. 32 Boston New York Philadelphia Pittsburgh Washington D.C.

Discounted Cash Flow: Calculation of Cash Flows FYE September 30, ($ in thousands) 2009P 2010P 2011P 2012P 2013P Adjusted EBITDA $836.1 $2,536.7 $3,688.0 $3,816.9 $4,078.5 Depreciation and Amortization 2,300.0 2,300.0 2,300.0 2,300.0 2,300.0 EBIT (1,463.9) 236.7 1,388.0 1,516.9 1,778.5 Marginal Tax Rate 35.0% Taxes 512.4 (82.8) (485.8) (530.9) (622.5) Earnings Before Interest, After Tax ($951.5) $153.9 $902.2 $986.0 $1,156.0 Depreciation and Amortization $2,300.0 $2,300.0 $2,300.0 $2,300.0 $2,300.0 Change in Net Working Capital (1) 1,553.2 (785.7) (921.1) (1,005.3) (1,011.6) Capital Expenditures (2) (2,300.0) (2,300.0) (2,300.0) (2,300.0) (2,300.0) Unlevered Free Cash Flow $601.7 ($631.8) ($18.9) ($19.3) $144.4 Terminal EBITDA $4,078.5 (1) Working capital requirements estimated at 4% of sales (2) Assumes that Capital Expenditures offset Depreciation 33 Boston New York Philadelphia Pittsburgh Washington D.c

Discounted Cash Flow: Share Price Calculation Period 2009P 2010P 2011P 2012P 2013P Unlevered Free Cash Flow $602 ($632) ($19) ($19) $144 Terminal Value 20,393 SUM 602 (632) (19) (19) 20,537 Discounted Cash Flow (12% WACC) 537 (504) (13) (12) 11,653 Total Enterprise Value $11,661 Plus: Cash $3,691 Less: Debt (8,315) Less: Minority Interest (1,962) Equity Value $5,075 Shares Outstanding 7,919 Price per Share $0.64 Notes: Assumes 7,919 fully diluted shares (7,183 basic shares and 737 in-the-money-options at $2.75 per share) 34 Boston New York Philadelphia Pittsburgh Washington D.C

Discounted Cash Flow: Sensitivity Analysis Enterprise Value Terminal Multiples 11,661.0 4.0x 4.5x 5.0x 5.5x 6.0x 8.0% $11,188 $12,575 $13,963 $15,351 $16,739 10.0% 10,217 11,483 12,749 14,015 15,282 12.0% 9,347 10,504 11,661 12,818 13,975 14.0% 8,565 9,625 10,684 11,743 12,802 16.0% 7,862 8,833 9,804 10,775 11,746 WACC Equity Value Terminal Multiples 4.0x 4.5x 5.0x 5.5x 6.0x 8.0% $4,602 $5,989 $7,377 $8,765 $10,153 10.0% 3,631 4,897 6,163 7,429 8,696 12.0% 2,761 3,918 5,075 6,232 7,389 14.0% 1,979 3,039 4,098 5,157 6,216 16.0% 1,276 2,247 3,218 4,189 5,160 Terminal Value as a % of Enterprise Value Terminal Multiples 0.0 4.0x 4.5x 5.0x 5.5x 6.0x 8.0% 107.2% 107.3% 107.3% 107.4% 107.5% 10.0% 109.1% 109.2% 109.2% 109.3% 109.4% 12.0% 110.9% 111.0% 111.1% 111.2% 111.3% 14.0% 112.8% 112.9% 113.0% 113.1% 113.2% 16.0% 114.6% 114.8% 114.9% 115.0% 115.1% Notes: Assumes cash balance of $3,691, debt balance of $8,315 and minority interest of $1,962 Assumes 7,919 fully diluted shares (7,183 basic shares and 737 in-the-money-options at $2.75 per share at $2.75 per share) Equity Value Per Share Terminal Multiples 4.0x 4.5x 5.0x 5.5x 6.0x 8.0% $0.58 $0.76 $0.93 $1.11 $1.28 10.0% $0.46 $0.62 $0.78 $0.94 $1.10 12.0% $0.35 $0.49 $0.64 $0.79 $0.93 14.0% $0.25 $0.38 $0.52 $0.65 $0.78 16.0% $0.16 $0.28 $0.41 $0.53 $0.65 WACC 35 Boston New Philadelphia Pittsburgh Washington D. C

Discounted Cash Flow: Calculation of WACC WACC Analysis Asset Beta Analysis Adjusted Market Cost of Equity Equity Beta Leverage Asset Beta U.S. Risk Free Rate (30 Year U.S. Treasury) (1) 4.2% GTSI 0.70 27.7% 0.59 Equity Market Risk Premium (2) 6.2% Insight Enterprises 1.03 92.2% 0.64 Asset Beta 0.74 PC Connection 0.87 3.7% 0.85 Relevered Equity Beta 0.89 PC Mall 1.96 175.9% 0.91 Debt/Capitalization (Market) 30.0% Pomeroy IT Systems 1.00 60.7% 0.72 Effective Marginal Tax Rate 35.0% Adjusted Equity Market Risk Premium 9.7% Small Cap Risk Premium 5.0% Average 1.11 72.0% 0.74 Median 1.00 60.7% 0.72 Cost of Equity 14.7% Cost of Debt Cost of Debt (Pre-tax) 8.0% Cost of Debt (After-tax) 5.2% WACC 11.9% Notes (1) As of October 28, 2008; Source: Bloomberg (2) Source: Morningstar’s Ibbotson SBBI Valuation Yearbook 36 Boston New York Philadelphia Pittsburgh Washington D.C.

Premiums Paid Analysis

1-Day 7-Day 30-Day 12/18/08 12/11/08 11/18/08 Average Premiums 46.6% 36.3% 33.2% Stock Price $0.77 $0.75 $0.75 Implied Offer Price $1.13 $1.02 $1.00 Premiums Paid Analysis A premiums paid analysis is designed to provide an overview of premiums paid above trading prices of the target companies (prior to announcement of a transaction). We considered 28 transactions announced during 2008 with deal values between $20 million and $75 million, excluding targets in the financial, insurance and real estate industries. 46.6% 36.3% 33.2% 1-Day 7-Day 30-Day 38 Boston New York Philadelphia Pittsburgh Washington D.C.

Premiums Paid Analysis Ann. Date Target Acquiror Deal Value ($M) Premium Pre Bid at Announcement, 1 Day Premium Pre Bid at Announcement, 1 Week Premium Pre Bid at Announcement, 1 Month 10/20/2008 Intraware Inc Acresso Software $29.3 29.5% 15.3% 10.5% 10/13/2008 Ashworth Inc adidas AG 74.3 6.1% 6.1% -42.4% 10/13/2008 Emageon Inc Health Systems Solutions Inc 61.2 39.0% 63.8% 27.2% 9/24/2008 Pharmacopeia Inc Ligand Pharmaceuticals Inc 69.3 48.3% 42.5% -28.8% 8/5/2008 BUCA Inc Planet Hollywood International Inc 27.0 40.6% 55.2% 18.4% 7/28/2008 Meadow Valley Corp Insight Equity I LP 59.6 21.4% 19.7% 22.3% 7/17/2008 Catalyst Semiconductor Inc ON Semiconductor Corp 53.9 54.8% 54.1% 38.7% 7/9/2008 Centillium Communications Inc TranSwitch Corp 43.0 63.5% 60.9% 35.5% 7/8/2008 SGX Pharmaceuticals Inc Eli Lilly & Co 63.3 109.8% 122.2% 115.8% 7/2/2008 Northstar Neuroscience Inc Tang Capital Partners LP 58.5 50.0% 38.9% 31.6% 6/26/2008 Celebrate Express Inc Liberty Media Corp 31.1 39.3% 47.7% 18.5% 6/19/2008 Insightful Corp TIBCO Software Inc 24.3 0.5% 4.5% 12.7% 6/16/2008 Wilshire Enterprises Inc Metals Creek Resources Corp 44.7 16.2% 14.8% 33.8% 5/29/2008 Kintera Inc Blackbaud Inc 45.2 69.7% 57.7% 72.3% 4/29/2008 Pyramid Breweries Inc Magic Hat Brewing Co & Performing Arts Center Inc 33.2 53.6% 71.9% 75.2% 4/28/2008 Tarrant Apparel Group Investor Group 37.9 11.1% 11.8% 14.3% 4/28/2008 Max & Erma’s Restaurants Inc G&R Acquisition Inc 58.7 37.0% 33.8% 33.8% 4/22/2008 Restore Medical Inc Medtronic Inc 25.2 272.1% -56.6% 34.5% 3/31/2008 AirNet Systems Inc Bayside Capital Inc 28.6 93.8% 92.5% 56.1% 3/27/2008 Peak International Ltd S&G Co Ltd 24.9 36.1% 37.9% 17.6% 3/11/2008 Cytogen Corp EUSA Pharma Inc 22.0 34.8% 24.0% 12.7% 3/10/2008 WJ Communications Inc TriQuint Semiconductor Inc 68.9 19.0% 19.0% 66.7% 3/3/2008 Optio Software Inc Bottomline Technologies Inc 39.4 48.0% 54.2% 54.2% 2/26/2008 National Medical Health Card Systems Inc SXC Health Solutions Inc 61.2 13.2% 8.4% 20.3% 2/25/2008 Criticare Systems Inc Opto Circuits (India) Ltd 67.9 20.4% 18.3% 65.7% 2/22/2008 ESS Technology Inc Imperium Partners Group LLC 58.3 36.7% 35.5% 46.4% 2/21/2008 SYS Technologies LLC Kratos Defense & Security Solutions Inc 55.8 36.5% 37.4% 42.0% 1/15/2008 Manatron Inc Thoma Cressey Bravo 61.5 36.4% 42.3% 44.6% Average 46.1% 35.6% 32.8% 39 Boston New York Philadelphia Pittsburgh Washington D.C.

Implied Valuation Summary

Median Enterprise Value of Ongoing Operations -$10 -$5 $0 $5 $10 $15 $20 $25 2008 Revenues 2009(P) Revenues Unadj. Book Adj. Book Selected Adj. Book 2009 EBITDA 2009 EBITDA DCF Premiums Paid Median Average COMPARABLE COMPANY ANALYSIS COMPARABLE COMPANY ANALYSIS DCF DCF Premiums Premiums M&A TRANS. ANALYSIS M&A TRANS. ANALYSIS STANDARD MULTIPLES STANDARD MULTIPLES41 Boston New York Philadelphia Pittsburgh Washington D.C.

Calculation of Price per Share Enterprise Value $10,000 $16,000 Plus: Cash 3,691 3,691 Less: Debt (8,315) (8,315) Less: Minority Interest (1,962) (1,962) Equity Value $3,414 $9,414 Plus: ADSL Stock 2,219 2,219 Boom J Stock 278 278 CA Republic Bank Stock 338 338 19.5% interest in EPGS 1,824 1,824 Options Exercise Proceeds 1,516 1,516 ADSL Receivable 2,000 2,000 8,175 8,175 Adjusted Equity Value $11,589 $17,589 Shares Outstanding 7,919 7,919 Equity Value per Share $1.46 $2.22 42 Boston New York Philadelphia Pittsburgh Washington D.C.

Implied Valuation Summary: Median Share Price(1) $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 2008 Revenues 2009(P) Revenues Unadj. Book (2) Adj. Book (3) Selected Adj. Book (4) 2009 EBITDA 2009 EBITDA DCF Premiums Paid Median Average (1) Values derived from income statement multiples (i.e. Revenue, EBITDA) and DCF add the Selected Adjustments of $1.03 per share as set forth on page 18; Assumes 7,919 fully diluted shares (7,183 basic shares and 737 in-the-money-options at $2.75 per share) (2) Unadjusted Book Value (as of 9/30/08) includes no adjustments, but adds back non-balance sheet items of $0.44 per share as set forth on page 13 (3) Adjusted Book Value (as of 9/30/08) includes all of the adjustments suggested as set forth on page 13, and adds back non-balance sheet items of $0.44 per share as set forth on page 13 (4) Selected Adjusted Book Value (as of 9/30/08) includes the Selected Adjustments as set forth on page 18, and adds back non-balance sheet items of $0.44 per share as set forth on page 13 COMPARABLE COMPANY ANALYSIS COMPARABLE COMPANY ANALYSIS DCF DCF Premiums Premiums M&A TRANS. ANALYSIS M&A TRANS. ANALYSIS STANDARD MULTIPLES STANDARD MULTIPLES 43 Boston New York Philadelphia Pittsburgh Washington C.